Exhibit 99.1

Pivotal Software, Inc. Announces Closing of its Initial Public Offering

San Francisco, CA, April 24, 2018 – Pivotal Software, Inc. (“Pivotal”) today announced the closing of its initial public offering of 42,550,000 shares of its Class A common stock at an initial public offering price of $15.00 per share, including 5,550,000 shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares. Pivotal offered 38,667,000 shares of its Class A common stock and General Electric, the selling stockholder, offered 3,883,000 shares of Class A common stock (which represents approximately 20% of General Electric’s position in Pivotal).

Morgan Stanley, Goldman Sachs & Co. LLC and Citigroup acted as lead book-running managers for the offering. BofA Merrill Lynch, Barclays, Credit Suisse, RBC Capital Markets, UBS Investment Bank and Wells Fargo Securities acted as book-running managers. KeyBanc Capital Markets and William Blair as well as Mischler Financial Group, Inc., Ramirez & Co., Inc., Siebert Cisneros Shank & Co., L.L.C. and The Williams Capital Group, L.P. acted as co-managers.

The offering was made only by means of a prospectus. A copy of the final prospectus may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014 or Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission on April 19, 2018. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pivotal

Founded in 2013, Pivotal Software, Inc., combines our leading cloud-native platform, tools, and methodology to empower the world’s largest organizations to adapt to change and build great software. Our technology unleashes developer productivity, while fulfilling our mission to transform how the world builds software.

Source: Pivotal Investor Relations

Contacts:

Helyn Corcos

Investor Relations

hcorcos@pivotal.io

Michael Lee

Media Relations

press@pivotal.io

©2018 Pivotal Software, Inc. All rights reserved. Pivotal is a trademark and/or registered trademark of Pivotal Software, Inc. in the United States and/or other countries.